nacional financiera

November 26, 2007

Bank of New York

101 Barclay Street

New York, NY  10286

Ladies and Gentleman:

I have acted as counsel to National Financiera S.N.C. (the “CPO Trustee”) in connection with the registration of American Depositary Shares (“ADSs”) under the United Stated Securities Act of 1933 pursuant to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”).  Each of the ADSs will represent three Certificados de Participación Ordinarios (Ordinary Participation Certificates) (each, a “CPO”) issued by the CPO Trustee pursuant to the terms of that certain Trust Agreement dated November 28, 1990, between Vitro, S.A. de C.V. (“Vitro”), and the CPO Trustee (the “Trust Agreement”) and the public deeds dates November 28, 1990, and June 24, 1998, registered with the public Registry of Commerce of Mexico City, Federal District (the “CPO Deeds”).  Each CPO represents financial interests in one ordinary share, with no par value, of Vitro held in the trust (the “CPO Trust”) created by the Trust Agreement.

In preparing the opinion expressed below, I have examined and relied upon originals or copies authenticated to my satisfaction of the Trust Agreement, the CPO Deeds and certain corporate records of the CPO Trustee.  In addition, I have made such other investigation as I considered necessary or appropriate as a basis for the opinion herein expressed.

Based on the foregoing, I am of the opinion that the CPOs are duly authorized validly issued, fully paid and nonassessable and entitle the holders thereof of the rights specified in the CPO Trust Agreement and the CPO Deeds.

I herby consent to the use of this opinion as Exhibit 3d-2 to the Registration Statement.

This opinion is limited to matters of Mexican law, and except as specifically expressed herein, no opinion whatsoever is expressed with respect to the Registrations Statement.

Very truly yours,

/s/ Juan Manuel Altamirano León

Juan Manuel Altamirano León

       General Trustee Delegate